Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

SANCAI HOLDING GROUP LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, $0.0001 par value per share (1)	457(o)	5,000,000	$5.00	$17,250,000	0.0000927	$1,599.08
Fees to Be Paid	Other	Underwriter’s Warrants (2)	Other	—	—	—	—	—
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share underlying the Underwriter’s Warrants (2)	457(o)	207,000	$5.50	$1,138,500	0.0000927	$105.54
Fees Previously Paid	Equity	Ordinary shares, $0.0001 par value per share	—	—	—	—	—	$2,006.19
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$18,388,500
	Total Fees Previously Paid						$2,006.19
	Total Fee Offsets						$0
	Net Fee Due						$0

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	We have granted the Underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the Class A Ordinary Shares to be offered by us pursuant to this offering (excluding Class A Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The Registrant will issue to Univest Securities, LLC (the “Underwriter”) warrants to purchase a number of Class A Ordinary Shares equal to an aggregate of six percent (6%) of the Class A Ordinary Shares (the “Underwriter Warrants”) sold in the offering. The exercise price of the Underwriter Warrants is equal to 110% of the offering price of the Class A Ordinary Shares offered hereby. Assuming an exercise price of $5.50 per share, we would receive, in the aggregate, $1,138,500 upon exercise of the Underwriter Warrants. The Underwriter Warrants are exercisable commencing 180 days from the date of commencement of sales of the public equity offering, except as provided in FINRA Rule 5110(e)(2), until the five year anniversary of such date.